As filed with the Securities and Exchange Commission on September 3, 1999
                                                     REGISTRATION  NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ------------------

                         TRANSPORTATION COMPONENTS, INC.
             (Exact name of registrant as specified in its charter)

                 DELAWARE                               76-0562800
      (State or other jurisdiction                  (I.R.S. Employer
    of incorporation or organization)             Identification Number)

                            THREE RIVERWAY, SUITE 200
                              HOUSTON, TEXAS 77056
                                 (713) 332-2500
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         481,025 SHARES OF COMMON STOCK
                         ISSUED TO CHARLES W. CARTER CO.
                          EMPLOYEE STOCK OWNERSHIP PLAN

                           TRANSCOM SAVINGS PLUS PLAN
                              (Full Title of Plans)

                                 PAUL E. PRYZANT
                            SENIOR VICE PRESIDENT AND
                                 GENERAL COUNSEL
                            THREE RIVERWAY, SUITE 200
                              HOUSTON, TEXAS 77056
                                 (713) 332-2502
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              CALCULATION OF REGISTRATION FEE
==================================================================================================
                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF SECURITIES TO BE   AMOUNT TO BE   OFFERING PRICE PER  AGGREGATE OFFERING     AMOUNT OF
      REGISTERED          REGISTERED(1)(2)    SHARE (1)(2)         PRICE(1)(2)    REGISTRATION FEE
--------------------------------------------------------------------------------------------------
Common Stock, $.01             481,025          $3.0625            $1,473,139         $410.00
par value

Participation interest           N/A               N/A                  N/A             N/A
in TransCom Savings
Plus Plan
==================================================================================================

      (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) (based on the average of the high and low prices of the common stock as reported in the New York Stock Exchange composite transaction reporting system on August 31, 1999).

      (2) Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement covers an indeterminate amount of participation interests to be offered or sold pursuant to the TransCom Savings Plus Plan, and no filing fee is required.

                                                                      PROSPECTUS
[TRANSCOM USA LOGO]


                                 481,025 SHARES

                        TRANSPORTATION COMPONENTS, INC.

                                  COMMON STOCK

                                  ------------


      The selling stockholders identified on pages 8 to 11 of this prospectus may offer, sell or transfer all or a portion of the 481,025 shares of our common stock from time to time on the New York Stock Exchange, in negotiated transactions or otherwise, and at prices which will be predetermined by the prevailing market price for the shares or in negotiated transactions. See "Plan of Distribution." Transportation Components, Inc. will not receive any of the proceeds from the sale of the shares by the selling stockholders. See "Use of Proceeds."

      The common stock is quoted on the New York Stock Exchange under the sumbol "TUI." On September 2, 1999, the last sale price of the common stock as reported on the New York Stock Exchange was $3.0625.

                             -----------------------

  CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------

                The date of this prospectus is September 3, 1999

                                     SUMMARY

      This summary briefly describes our business and the selling stockholders' proposed sale of their shares of our common stock. IN THIS PROSPECTUS, WE REFER TO TRANSPORTATION COMPONENTS, INC. AND ITS SUBSIDIARIES AS "WE", "US", "OUR" OR "TRANSCOM" UNLESS THE CONTEXT CLEARLY INDICATES OTHERWISE.

THE COMPANY

      We distribute replacement parts and supplies for commercial trucks, trailers and other heavy duty vehicles and equipment throughout North America. We offer a broad selection of parts, including:

o  parts for braking systems;
o  parts for suspension and steering systems;
o  axles, wheels and rims;
o  trailer parts;
o  drive train components;
o  hydraulic components; and
o  engine parts

The parts we sell are used for regular preventive maintenance, such as replacement of worn brake shoes, belts, hoses and filters, and for "as-needed" repairs of damaged or out-of-warranty vehicle parts.

      To complement our parts distribution business, we also provide our customers with "value-added" services, such as:

o  parts installation and repair;
o  fleet maintenance management;
o  machine shop services; and
o  remanufacturing of:
   -  brake shoes
   -  fuel injectors
   -  turbo chargers
   -  drive train components

      We purchase heavy duty parts from component manufacturers, store these parts in 97 facilities across the United States, Mexico and Canada and distribute them to over 18,000 customers. We also export heavy duty parts to customers located in countries in South and Central America, Southeast Asia and the Pacific Rim. Our customers include private vehicle fleets operated by businesses which perform their own maintenance and repairs, independent repair shops, resellers, municipal and other government entities, specialty original equipment manufacturers and other end users.

      On June 24, 1998, we completed our initial public offering and simultaneously acquired nine separate companies engaged in the heavy duty parts distribution and repair industry. These companies had 68 operating facilities located across the United States and Mexico, and pro forma combined revenues in 1997 of approximately $208 million. We subsequently acquired nine more companies in the third and fourth quarters of 1998. These additional companies gave us 27 additional locations in the United States and Canada and added combined annualized revenues of approximately $87 million.

THE OFFERING

      The selling stockholders may offer, sell or otherwise transfer up to 481,025 shares of our common stock under this prospectus. We will not receive any proceeds from the selling stockholders' sales or transfers.

      The shares of our common stock being offered by this prospectus are currently held in trust for the selling stockholders by the Charles W. Carter Co. Employee Stock Option Plan (the "Charles W. Carter Co. ESOP"), which has been terminated by the Charles W. Carter Co. effective as of March 31, 1999. The distribution of the assets of the Charles W. Carter Co. ESOP, which consists almost entirely of the 481,025 shares of our common stock, is expected to be on or before September 30, 1999. The selling stockholders are participants in the Charles W. Carter Co. ESOP. Prior to the distributions of the assets of the ESOP, each selling stockholder will be given the option, with respect to all or part of its shares, to (i) roll the shares into the TransCom Savings Plus Plan,
(ii) receive the shares outright, or (iii) take cash in lieu of the shares. If a selling stockholder chooses the cash option described in (iii) above, the trustees of the Carter Co. ESOP will sell the shares in the market on behalf of such stockholder.

      We are filing this registration statement on behalf of the selling stockholders to permit public secondary trading of the stockholders' shares, which are currently restricted securities. The selling stockholders (including the trustees of the Charles W. Carter Co. ESOP, acting on behalf of the selling stockholders) may offer all or some of their shares from time to time.

                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risk factors in evaluating an investment in our common stock. We believe the following risks represent the known, material risks facing our company, in addition to the risks which typically face any company in our industry. If any of the following risks actually occur, our business, financial condition and operating results could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you could lose a part or all of your investment.

      WE HAVE A LIMITED HISTORY OF OPERATING AND INTEGRATING OUR ACQUIRED BUSINESSES.

      We conducted no operations and generated no revenues prior to June 24, 1998, the date of our initial public offering. The companies we acquired operated as separate independent entities prior to our acquisition of them, and we cannot guarantee that we will be able to continue to successfully integrate the operations of the acquired companies or institute the necessary company-wide systems and procedures to successfully manage the combined enterprise on a profitable basis.

      To manage the combined enterprise on a profitable basis, we must institute certain necessary common systems and procedures. We intend to integrate the computer, accounting and financial reporting systems, and certain of the operational, administrative, banking and insurance procedures of the businesses we acquire. However, we cannot be certain that we will successfully institute these common systems and procedures. In addition, we cannot be certain that our recently assembled management group will be able to successfully manage the businesses we acquire as a combined entity and effectively implement our operating or growth strategies. If we are unable to integrate or successfully manage the companies we have acquired or may acquire in the future, our business, financial condition and results of operations could be materially and adversely affected.

      WE MAY BE UNABLE TO IMPROVE OR EVEN MAINTAIN THE PROFITABILITY OF INDIVIDUAL BUSINESSES.

      One of our key strategies is to maintain and eventually increase the profits and the revenues of our existing companies and any businesses that we acquire. Although we have begun to implement this strategy by various means, we cannot be certain that we will be able to continue to do so successfully. Another key component of our strategy is to operate our companies on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and the internal growth of the individual business. If we do not implement proper overall business controls, this decentralized operating strategy could result in inconsistent operating and financial practices at the companies, and our overall profitability could be adversely affected. Our ability to generate internal growth will be affected by, among other factors, out ability to:

      o  increase sales to existing customers;
      o  attract new customers;
      o  hire and retain associates;
      o  open additional facilities;
      o  reduce operating and overhead expenses; and
      o  respond to competition from other distributors.

      Many of the factors affecting our ability to generate internal growth may be beyond our control, and we cannot be certain that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. Our inability to achieve internal growth could materially and adversely affect our business, financial condition and results of operations.

      RISKS FOR IMPLEMENTING COMMON INFORMATION TECHNOLOGY SYSTEMS.

      We are in the process of implementing common operating and financial systems at substantially all of our locations, other than our export, Mexican and Hawaii operations. This process will take approximately four more months to complete. We may not be able to implement these systems economically, and may experience delays, disruptions and unanticipated expenses during the implementation process. Until these information technology systems have been fully implemented, we will not be able to achieve the full anticipated operating efficiencies and competitive advantages that these systems are expected to provide. Until these systems have been installed at our various locations, we will have to rely on the existing separate systems currently being used at such locations.

      OUR COMPUTER SYSTEMS AND THOSE OF THIRD PARTIES MAY NOT BE YEAR 2000 COMPLIANT, WHICH MAY CAUSE SYSTEM FAILURES AND DISRUPTIONS IN OPERATIONS.

      The inability of some computer programs and embedded computer chips to distinguish between the year 1900 and the year 2000 poses a serious threat of business disruption to any organization that uses computer technology and computer chips in their business systems or equipment. We have implemented a Year 2000 compliance program in order to ensure that our computer software programs and operating systems are Year 2000 compliant. We are currently in the process of installing common operating and financial systems at substantially all of our locations, other than our export, Mexican and Hawaii operations. We believe that the risk associated with the Year 2000 will be significantly reduced when this installation is completed. However, we are unable to assure that we will be able to bring all of our locations into Year 2000 compliance before the end of 1999 or that the third parties with whom we do business will remedy their Year 2000 problems in time. We also cannot assure that the consequences of Year 2000 failures of systems maintained by us or by third parties will not materially and adversely impact our business.

      WE HAVE CHANGED FROM AN AGGRESSIVE ACQUISITION STRATEGY TO FOCUSING ON INTEGRATING OUR OPERATIONS.

      One of our original growth strategies was to increase our revenues and the markets we serve by buying additional parts distribution companies. We faced strong competition for companies we wanted to buy which limited our acquisition opportunities and resulted in us paying higher prices for those companies we did buy. We expect this competition to continue, and our competitors may have greater financial resources and might be willing to pay higher prices than we are willing to pay for the same companies. In addition, as discussed below under the next risk factor regarding our ability to finance future acquisitions, our ability to grow through acquisitions will be substantially limited by our limited ability to finance future acquisitions. Accordingly, we have changed our business plan for the time being from aggressive acquisition growth to integrating our existing 18 companies.

      On a very selective basis, we plan to make some smaller acquisitions in geographic areas in which we have other locations when we believe we can quickly integrate these acquisitions into our existing operations. Our growth depends in part on our ability to acquire and successfully integrate these smaller companies. We may not be able to identify additional businesses to buy, or these businesses may not be available at reasonable prices. Also, if we fail to integrate the acquired businesses successfully or if we pay too high of a purchase price for these businesses, our growth prospects, financial condition and results of operations could be materially and adversely impacted. In addition, our acquisition strategy subjects us to the following risks:

      o  the acquired businesses may fail to achieve the financial results we expected and therefore fail to justify our investment in them; or
      o  we may be unable to retain key personnel of the acquired businesses.

      WE HAVE LIMITED ABILITY TO FINANCE ANY ADDITIONAL ACQUISITIONS.

      We had intended to use our common stock for a substantial portion of the consideration for future acquisitions. Our common stock, however, has not maintained a sufficient market value so that we are willing to use it for acquisitions since issuing our stock at current prices would dilute our existing stockholders. Accordingly, for the nine acquisitions we completed in the third and fourth quarters of 1998, we used our cash resources and loans from the sellers which are subordinate to our bank lenders. Our ability to use cash and additional debt to finance acquisitions, however, is limited by the financial covenants in our credit facility that prohibit us from increasing our total debt over specified multiples of our historical cash flow. In addition, if we want to use cash or subordinated debt for future acquisitions, we will have to seek additional capital through issuing additional shares of our stock or finding additional sources of loans. If we seek to issue additional shares of our stock or find additional loans, we are unsure whether we could do so at all or whether we could do so at prices acceptable to us. Accordingly, our ability to grow through acquisitions will be limited unless (i) the market price of our common stock rises to levels that will make acquisitions accretive to our earnings,
(ii) we can generate excess cash flow that we can use for acquisitions, or (iii) we can issue additional shares of our stock or find additional loans on acceptable terms.

      We are currently in compliance with the financial covenants in our credit facility. We anticipate that we may need to restructure these financial covenants during the third quarter of 1999, and we are in discussions with our lenders for this purpose. We believe that our lenders will agree to restructure the financial covenants in our credit facility, although we anticipate that the interest rate on our facility may increase.


      THE IMPROVEMENT IN PARTS QUALITY MAY REDUCE DEMAND FOR OUR PRODUCTS.

      The quality of parts manufactured for heavy duty vehicles and equipment has steadily improved over time. This improvement may extend the useful lives and warranties of those parts and may reduce demand for our products and services by decreasing the frequency of replacement or refurbishment of those parts. A reduction in demand for our products and services could have a material adverse effect on our business, financial condition and results of operations.

      WE FACE SIGNIFICANT COMPETITION.

      We operate in a highly competitive environment. We compete against local, regional and national companies in the heavy duty parts and repair industry, including other independent distributors, original equipment manufacturers ("OEMs"), OEM-authorized dealerships and independent repair shops. Our competition risks include the following:

      - current and potential competitors may have financial, personnel and other resources substantially greater than ours to finance acquisition and opportunities;
      - our competitors may have lower overhead cost structures and may be able to provide their parts and services at lower rates than us;
      - OEMs are in a position to offer incentives to heavy duty vehicle owners to return to OEM-authorized dealerships for heavy duty vehicle parts and repair , which could adversely affect our ability to compete; and
      - some owners of leased fleets may have sufficient leverage to purchase replacement parts directly from component manufacturers or to negotiate higher discounts from us.

      WE DEPEND ON OUR EXECUTIVE OFFICERS, KEY ASSOCIATES AND A WELL TRAINED SALES force.

      Our performance depends upon the efforts of our key associates, especially our executive officers and operating management. The loss of any of our executive officers, operating management or other key associates could have a material adverse effect on our business, financial condition or results of operations. In addition, the successful implementation and management of our growth and expansion strategies will depend on our ability to continue to attract and retain qualified associates. We may not be able to continue to attract new associates or to retain key associates in companies we acquire. Heavy duty vehicle parts are specialized, and we depend on a knowledgeable and experienced sales force to select and sell the proper parts to our customers. Our ability to grow our business will partially depend upon hiring, training, motivating and retaining a skilled work force. We do not maintain key man life insurance.

      ECONOMIC AND INDUSTRY FLUCTUATIONS OUTSIDE OF OUR CONTROL MAY AFFECT OUR SALES.

      We sell many of our products to customers in industries that experience fluctuations in demand based on economic conditions, energy prices, consumer demand and other factors. The trucking industry has historically been highly cyclical as a result of various economic factors such as:

      -  excess capacity in the industry;
      -  competition from other forms of transportation;
      -  the availability of qualified drivers;
      -  changes in fuel prices and the supply of fuel;
      -  increases in fuel or energy taxes;
      -  interest rate fluctuations;
      -  insurance costs;
      -  fluctuations in the resale value of equipment;
      -  economic recession; and
      -  downturn in customers' business cycles and shipping requirements.

We have little or no control over these economic or industry specific factors. We may not be able to increase or maintain our level of sales in periods of economic stagnation or downturn.

      POTENTIAL EXPOSURE TO ENVIRONMENTAL LIABILITIES.

      Our operations are subject to various environmental laws and regulations, including those dealing with the handling and disposing of waste products, hazardous substances, fuel storage and air quality. As a result of past and future operations at our facilities, we may be required to incur environmental remediation costs and other cleanup expenses. In addition, we cannot be certain that we will be able to identify or be indemnified for all potential environmental liabilities relating to any acquired business.

      FOREIGN CURRENCY FLUCTUATIONS.

      A portion of our sales are billed and collected in Mexican and Canadian currencies. Additionally, substantially all of the operating expenses related to our foreign locations in Mexico and Canada are incurred in a foreign currency. Consequently, our reported financial results are affected by fluctuations of these foreign currencies against the U.S. dollar. We periodically perform foreign currency hedging to reduce our risk with foreign currencies.

      SEASONALITY.

      Weather extremes cause increased wear in truck parts and breakdowns of trucks and trailers; however, extreme weather, particularly during winter months, could inhibit general business activity. In addition, unusually warm weather during the winter months will inhibit the need for our parts and services. These seasonal trends may cause fluctuations in earnings. Additionally, our quarterly results may be materially affected by the timing of acquisitions, variations in the margins of products sold and services performed during any particular quarter, the timing and size of any acquisitions, and regional economic conditions. Accordingly, our operating results in any particular quarter may not indicate the results that you can expect for any other quarter or for the entire year.

      CAUTIONARY STATEMENT ON FORWARD LOOKING STATEMENTS

      Some of the statements contained in this prospectus under "Summary" and "Risk Factors," and in the documents incorporated by reference, are forward-looking made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In essence, forward-looking statements are predictions of future events. Although we would not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which we are not aware. We urge you to consider the risks and uncertainties discussed under "Risk Factors" and in the other documents filed with the SEC that we have referred you to in evaluating our forward-looking statements.

      You should understand also that we have no plans to update our forward-looking statements. Our forward-looking statements are accurate only as of the date of this prospectus, or in the case of forward-looking statements in documents incorporated by reference, as of the date of those documents.

      We identify forward-looking statements with the words "plans," "expects," "anticipates," "estimates," "will," "should" and similar expressions. Examples of our forward-looking statements may include statements related to:

      - our plans, objectives, expectations and intentions;
      - when we will complete certain actions, such as the installation of our computer systems; and
      - the amount and timing of future business and future revenues from certain contracts or arrangements with customers.

                              SELLING STOCKHOLDERS

      The following table lists:

      -  the name of each selling stockholder;
      - the number of shares of common stock that the selling stockholders beneficially owned as of September 2, 1999;
      - the maximum number of shares of common stock that the selling stockholders may offer under this prospectus; and
      - the number and percentage of shares of common stock that the selling stockholders will beneficially own if all of the shares that may be offered this prospectus are sold.

This information is based on each selling stockholder's representations to us. The shares of common stock being offered are being registered to permit public secondary trading, and the selling stockholders may offer all or some of the shares from time to time.

                                                                                       PERCENTAGE
                       NUMBER OF SHARES         MAXIMUM         NUMBER OF SHARES       BENEFICIALLY
     NAME OF          BENEFICIALLY OWNED    NUMBER OF SHARES   BENEFICIALLY OWNED    OWNED FOLLOWING
BENEFICIAL OWNER     PRIOR TO OFFERING(1)     OFFERED(2)(3)    FOLLOWING OFFERING      OFFERING(4)
----------------    ---------------------   ----------------   ------------------    ---------------

Jaqueline Agu                  2,013.4437         2,013.4437                    0                  *
Wayne Allen                    7,658.8874         7,658.8874                    0                  *
Harry Anderson                 3,802.2290         3,802.2290                    0                  *
Stephen Au                     6,307.5784         6,307.5784                    0                  *
Steven Ayers                   7,015.9570         7,015.9570                    0                  *
Robert Baptiste               11,995.0338        10,537.0338                1,458                  *
Steven Berger                  1,809.2818         1,809.2818                    0                  *
William Bernal                 3,859.1956         3,859.1956                    0                  *
George Boulden                 5,095.1515         5,095.1515                    0                  *
Paul Brioso                    3,800.3835         3,800.3835                    0                  *
Robert Brock                   2,671.5185         2,671.5185                    0                  *
Michael Camilleri              2,122.2608         2,122.2608                    0                  *
Raul Campos                      408.0679           408.0679                    0                  *
Frederick                      2,399.4804         2,399.4804                    0                  *
Eleanor Chevere                3,392.9657         3,392.9657                    0                  *
Duncan Conaway                 2,699.0898         2,699.0898                    0                  *
Rudy Cueto                     6,851.7064         6,851.7064                    0                  *
Carol Daugherty                4,287.9234         4,287.9234                    0                  *
George Dawson                  3,142.8636         3,142.8636                    0                  *
Ginette Dertina                3,106.0137         3,106.0137                    0                  *
Jesus Diaz                       572.0079           572.0079                    0                  *
Michael Domingo                4,440.2672         4,440.2672                    0                  *
Randall Domingo                2,700.6588         2,700.6588                    0                  *
Donald Douglas                 4,717.2599         4,717.2599                    0                  *
Marshall Falk                    972.7569           972.7569                    0                  *
Robert Feiring                   358.0088           358.0088                    0                  *
Juan Fonseca                   3,034.3512         3,034.3512                    0                  *
Gerald Foor                      688.8034           688.8034                    0                  *
Anthony Fraijo                 6,545.6622         6,545.6622                    0                  *
Michael French                 3,106.1140         3,106.1140                    0                  *
Sanford Fujishige              7,673.7157         7,673.7157                    0                  *
Gerath Fukuya                    687.6168           687.6168                    0                  *
Dereck Furuta                  4,091.8973         4,091.8973                    0                  *
Edward Garcia                  3,191.2727         3,191.2727                    0                  *
Gregory Gasser                 2,564.7361         2,564.7361                    0                  *
Donald Gearing                 3,335.6949         3,335.6949                    0                  *
Eleazar Godinez                3,778.2927         3,778.2927                    0                  *
Raymond Gomez                  4,161.2768         4,161.2768                    0                  *
Mary Kaye Guarino              2,986.1461         2,986.1461                    0                  *
Robert Hatfield                3,380.7262         3,380.7262                    0                  *
David Hayes                    3,527.4133         3,527.4133                    0                  *
Gregory Henderson              4,163.9196         4,163.9196                    0                  *
Shelby Hensley                 4,216.3188         4,216.3188                    0                  *
Abel Hernandez                   406.5855           406.5855                    0                  *
Anne Hollinger                 4,950.8150         4,950.8150                    0                  *
James Hughes                   4,459.5666         4,459.5666                    0                  *
Robert Hussey                  6,592.9631         6,592.9631                    0                  *
Mashahiro Inaba                9,789.7252         9,789.7252                    0                  *
Theodore Ingmire               1,033.4065         1,033.4065                    0                  *
Robert Jenkins                 2,707.4878         2,707.4878                    0                  *
Thomas Jolly                   4,704.8560         4,704.8560                    0                  *
Edith Kahele                     816.2381           816.2381                    0                  *
Collin Kaneshi                 4,728.5182         4,728.5182                    0                  *
Thomas Ketchum               536,463.9767(5)     21,126.9767(5)           515,337(5)             2.9%
Ricky Kirk                     5,279.3035         5,279.3035                    0                  *
Edward Kosyzk                  2,865.9322         2,865.9322                    0                  *
Greg Kusunoki                  9,695.9227         9,695.9227                    0                  *
Brian Leighton                 6,818.7077         6,818.7077                    0                  *
Manuel Leos                    2,722.3834         2,722.3834                    0                  *
Robert Levkulich               1,474.6204         1,474.6204                    0                  *

                                       9

                                                                                       PERCENTAGE
                       NUMBER OF SHARES         MAXIMUM         NUMBER OF SHARES       BENEFICIALLY
     NAME OF          BENEFICIALLY OWNED    NUMBER OF SHARES   BENEFICIALLY OWNED    OWNED FOLLOWING
BENEFICIAL OWNER     PRIOR TO OFFERING(1)     OFFERED(2)(3)    FOLLOWING OFFERING      OFFERING(4)
----------------    ---------------------   ----------------   ------------------    ---------------
Ellen Lowe                     4,182.1604         4,182.1604                    0                  *
David Mada                     2,476.4180         2,476.4180                    0                  *
Dale Malone                    3,420.1998         3,420.1998                    0                  *
Gustavo Martinez               6,008.7411         6,008.7411                    0                  *
Max Mayeda                     8,095.6124         8,095.6124                    0                  *
Michael McKnight               2,431.1519         2,431.1519                    0                  *
Patrick McMillan               2,884.1022         2,884.1022                    0                  *
Richard Melgoza                3,019.3337         3,019.3337                    0                  *
Kenneth Morihara               3,749.6983         3,749.6983                    0                  *
Marsha Munday                  8,451.0792         8,451.0792                    0                  *
Larry Ogborn                     615.0461           615.0461                    0                  *
Steven Okamura                61,247.5062(6)     16,514.5062               44,733(6)               *
Kenneth Okimura                8,295.8470         8,295.8470                    0                  *
Mark Pierce                    5,564.4461         5,564.4461                    0                  *
Dennis Porath                  2,544.1276         2,544.1276                    0                  *
Kenneth Purdy                  3,168.5377         3,168.5377                    0                  *
Carl Pymm                      8,647.2273         8,647.2273                    0                  *
Roger Rittenhouse              7,029.6434         7,029.6434                    0                  *
Abelardo Rivera                2,269.4225         2,269.4225                    0                  *
Daniel Sakata                  3,989.3955         3,989.3955                    0                  *
Joani Sakata                   6,298.4655         6,298.4655                    0                  *
George Seyller                 4,245.6758         4,245.6758                    0                  *
Nelson Silva                   3,396.9392         3,396.9392                    0                  *
Matthew Simao                  2,654.5561         2,654.5561                    0                  *
Iris Sisneros                  5,011.9040         5,011.9040                    0                  *
Albert Smith                   3,962.1990         3,962.1990                    0                  *
Frank Smith                      343.9119           343.9119                    0                  *
Johnnie Smith                  7,128.7797         7,128.7797                    0                  *
Howard Sugamoto                7,280.6351         7,280.6351                    0                  *
Ben Taba                       3,441.3140         3,441.3140                    0                  *
Russell Taba                   5,358.0806         5,358.0806                    0                  *
Lonny Tabor                    2,358.8427         2,358.8427                    0                  *
Emil Terrazas                  2,035.1902         2,035.1902                    0                  *
Linda Trainor                  3,819.2698         3,819.2698                    0                  *
Robert Troy                    3,059.3062         3,059.3062                    0                  *
Theophile Vandeput             2,962.1844         2,962.1844                    0                  *
Gordon Wamke                   3,667.2685         3,667.2685                    0                  *
Charles Weston                27,503.6887        17,538.6887                9,965                  *
Jack Weston                    4,665.1489         4,665.1489                    0                  *
Vince White                    3,127.3366         3,127.3366                    0                  *
Thomas Williams                3,341.0248         3,341.0248                    0                  *
James Willis                   1,067.3884         1,067.3884                    0                  *
Jake Winters                   1,829.3116         1,829.3116                    0                  *
Wayne Wold                     3,832.5222         3,832.5222                    0                  *
Thomas Work                  501,193.9719(7)     21,126.9719              480,067(7)             2.7%
Artemio Zapanta                2,624.9974         2,624.9974                    0                  *
Francisco Zapanta              3,440.4326         3,440.4326                    0                  *
(Trustees of Charles W.           481,025(8)         481,025(8)                --                 --
Carter Co. ESOP)

----------------
* Represents less than one percent of the outstanding shares of TransCom common stock.

(1) As of September 2, 1999, all shares of common stock shown as beneficially owned by the selling stockholders were held by the Charles W. Carter Co. ESOP, which has been terminated and the proceeds of which are expected to be distributed on or before September 30, 1999. Prior to such distribution, each selling stockholder will have the option, with respect to all or part of its shares, to (i) roll the shares into the TransCom Savings Plus Plan,
     (ii) receive the shares outright or (iii) take cash in lieu of the shares. If a selling stockholder chooses the cash option described in (iii) above, the trustees of the Carter Co. ESOP will sell the shares in the open market on behalf of such stockholder.

     Accordingly, the trustees are also listed as selling stockholders in this table. This method of sale is described more fully in "Plan of Distribution."

(2) This registration statement also shall cover any additional shares of TransCom common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(3) At the election of a selling stockholder, the trustees of the Charles W. Carter Co. ESOP may sell all or part of such stockholder's shares on the open market for the benefit of such stockholder. The exact number of shares is indeterminate at this time because the stockholders have not yet made their election. Accordingly, the maximum number of shares that may be sold by the trustees on behalf of the stockholders is listed.

(4) Assumes no sales are effected by the selling stockholders during the offering period other than pursuant to this prospectus.

(5) Includes 10,705 shares owned by Mr. Ketchum's spouse, an aggregate of 35,270 shares owned by Mr. Ketchum's two minor daughters, and 334,947 shares issuable to Mr. Ketchum upon conversion of warrants to purchase shares of common stock.

(6) Includes 31,662 shares held in a trust of which Mr. Okamura is the trustee and his minor children are the beneficiaries.

(7) Includes 334,947 shares issuable to Mr. Work upon conversion of warrants to purchase shares of common stock.

(8) Thomas A. Work, Thomas H. Ketchum and Steven N. Okamura, solely in their capacity as co-trustees of the Charles W. Carter Co. ESOP.

      Except as set forth below, no selling stockholder is a director, executive officer or over 10% shareholder of TransCom:

      Thomas A. Work has been a director of TransCom since June 1998 when the Company completed its initial public offering. In addition, Mr. Work is the President of one of the Company's subsidiaries, Charles W. Carter Co.-Hawaii, Inc. and the Co-Chairman of another subsidiary, Charles W. Carter Co.


                              PLAN OF DISTRIBUTION

RESALES BY SELLING STOCKHOLDERS

      Transportation Components, Inc. is registering the shares on behalf of the selling stockholders. Any or all of the selling stockholders (including the trustees of the Charles W. Carter Co. ESOP, acting on behalf of some or all of the selling stockholders) may offer the shares from time to time, either in increments or in a single transactions. The selling stockholders may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

DONEES AND PLEDGEES

      The term "selling stockholders" includes donees, person who receive shares from the selling stockholders after the date of this prospectus by gift. The term also includes pledgees, persons who, upon contractual default by the selling stockholders, may seize shares which the selling stockholders pledged to such persons. If the selling stockholders notify us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

COSTS AND COMMISSIONS

      We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

TYPES OF SALE TRANSACTIONS

      The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders (including the trustees of the Charles W. Carter Co. ESOP, acting on behalf of some or all of the selling stockholders) may sell the shares in one or more types of transactions (which may include block transactions):

      o  on the NYSE,

      o  in negotiated transactions,

      o  through the writing of options on shares,

      o  short sales, or

      o  any combination of such methods of sale.

      The shares may be sold at a fixed offering price, which may be changed, or at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

SALES TO OR THROUGH BROKER-DEALERS

      The selling stockholders may either sell shares directly to purchasers, or sell shares to, or through, broker-dealers. These broker-dealers may act either as an agent of the selling stockholders, or as a principal for the broker-dealer" own account. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

      The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and re-deliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

DEEMED UNDERWRITING COMPENSATION

      The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

INDEMNIFICATION

      The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act.

PROSPECTUS DELIVERY REQUIREMENTS

      Because a selling stockholder may be deemed an underwriter, the selling stockholder must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This might include delivery through the facilities of the NYSE in accordance with Rule 153 under the Securities Act. We have informed the selling stockholders that their sales in the market may be subject to the anti-manipulation provisions of Regulation M under the Exchange Act.

STATE REQUIREMENTS

      Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exists an exemption from the registration or qualification requirements and that the exemption has been complied with.

SALES UNDER RULE 144

      The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, the selling stockholders must meet the criteria and comply with the requirements of Rule 144.

DISTRIBUTION ARRANGEMENTS WITH BROKER-DEALERS

      If the selling stockholders notify us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

      o  a block trade,

      o  special offering,

      o  exchange distribution or secondary distribution, or

      o  a purchase by a broker or dealer.

then we will file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act.

      The supplement will disclose, to the extent required:

      o the name of such selling stockholder and of the participating broker-dealer(s),

      o  the number of shares involved,

      o  the price at which such shares were sold,

      o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

      o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

      o  any other facts material to the transaction.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of our common stock by the selling stockholders.


                                  LEGAL MATTERS

      Bracewell & Patterson, L.L.P. from time to time acts as counsel for Transportation Components, Inc. and its subsidiaries.


                                     EXPERTS

      The financial statements of Transportation Components, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.


                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549, Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's Website at HTTP://WWW.SEC.GOV.

      We have filed with the SEC a registration statement on Form S-8 under the Securities Act of 1933, as amended, with respect to the common stock offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract of document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

      The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

      - Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

      - Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999; and

      - The description of our common stock contained in our Registration Statement on Form 8-A dated June 1, 1998.

      We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering to which this prospectus relates.

      You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address:

            Transportation Components, Inc.
            Three Riverway, Suite 200
            Houston, Texas  77056
            Tel:  (713) 332-2508
            Attn:  Investor Relations

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT (OR ANY SUPPLEMENT) OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

      THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SEC. YOU SHOULD RELY ONLY ON THE INFORMATION OR REPRESENTATIONS PROVIDED IN THIS PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING STOCKHOLDERS DESCRIBED IN THIS PROSPECTUS ARE NOT MAKING AN OFFER IN ANY JURISDICTION WHERE SUCH OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS.

================================================================================

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF, OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.


                                TABLE OF CONTENTS

                                                                          Page
Summary ................................................................    2
Risk Factors ...........................................................    4
Cautionary Statement
  Regarding Forward-
  Looking Statements ...................................................    8
Selling Stockholders ...................................................    8
Plan Of Distribution ...................................................   11
Use Of Proceeds ........................................................   14
Legal Matters ..........................................................   14
Experts ................................................................   14
Where You Can Find
More Information .......................................................   14

================================================================================

                         TRANSPORTATION COMPONENTS, INC.


                                  COMMON STOCK


                                   ----------

                                   PROSPECTUS

                                   ----------



                                SEPTEMBER 3, 1999


================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

      Transportation Components, Inc., a Delaware corporation, ("the Company"), hereby incorporates by reference into this registration statement (the "Registration Statement"):

            (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

           (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

          (iii) the description of the Company's Common Stock contained in the Company's Form 8-A, filed June 1, 1998;

           (iv) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended, since December 31, 1998.

      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended, subsequent to the filing date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.


ITEM 4. DESCRIPTION OF SECURITIES.

      Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law (the "DGCL") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

      In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

      The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether an employee or agent (who is not then a director or officer of the corporation) seeking indemnification has met the required standard of conduct may be made by any person or persons having authority to act on the matter. The determination as to whether a director or officer seeking indemnification has met the required standard shall be made (1) by a majority vote of a quorum of disinterested members of the board of directors, (or a committee thereof) (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

      The Company's Certificate of Incorporation requires the Company to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL. The Company's Bylaws provide that the Company shall indemnify any officer of director from any lawsuit or other proceeding based upon the fact that such person was an officer or director of the Company, and authorize the advance payment of expenses. In addition, the Company maintains liability insurance for its directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8. EXHIBITS.

      23.1  Consent of Arthur Andersen LLP

      23.2  Consent of Arthur Andersen LLP

      24.1 Power of Attorney (included on the signature page hereto)

      An opinion of counsel (Exhibit No. 5) is not being filed since (i) the securities being offered are not original issuance securities, and (ii) the TransCom Savings Plus Plan will be qualified under Section 401 of the Internal Revenue Code and will be submitted to the Internal Revenue Service and will make all changes required by the Internal Revenue Service in order to qualify the Plan under Section 401 of the Internal Revenue Code.

      An annual report on Form 11-K is not being filed since the TransCom Savings Plus Plan has not been in existence for at least 90 days prior to the filing date.

ITEM 9. UNDERTAKINGS.

      A.  UNDERTAKING TO UPDATE

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement; PROVIDED, HOWEVER, that paragraphs
             (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to Tbe a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. UNDERTAKING WITH RESPECT TO DOCUMENTS INCORPORATED BY REFERENCE

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. UNDERTAKING WITH RESPECT TO INDEMNIFICATION

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            [Signature Page Follows]

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on this 31st day of August, 1999.


                               TRANSPORTATION COMPONENTS, INC.




                               By: /s/ T. MICHAEL YOUNG
                                       T. Michael Young, Chief Executive Officer

      We, the undersigned directors and officers of Transportation Components, Inc., constitute and appoint T. Michael Young or Paul E. Pryzant, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement, including specifically without limitation, power and authority to sign for any of us, in our names in the capacities indicated below, any and all amendments hereto; and we do each hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 31, 1999.



      SIGNATURE                              TITLE

      /s/ T. MICHAEL YOUNG                   Chairman of the Board and Chief
          T. Michael Young                   Executive Officer

      /s/ MAC MCCONNELL                      Chief Financial Officer and
          Mac Mcconnell                      Director (Principal Accounting
                                             Officer)

      /s/ LOUIS J. BOGGEMAN, JR.             Director
          Louis J. Boggeman, Jr.

      /s/ HENRY B. COOK, JR.                 Director
          Henry B. Cook, Jr.

      /s/ THOMAS A. WORK                     Director
          Thomas A. Work

      /s/ PETER D. LUND                      Director
          Peter D. Lund

      /s/ EVERETT W. PETRY                   Director
          Everett W. Petry

      /s/ RODOLFO A. DUEMICHEN               Director
          Rodolfo A. Duemichen

      /s/ RONALD G. SHORT                    Director
          Ronald G. Short

      /s/ MAURA L. BERNEY                    Director
          Maura L. Berney

      /s/ JOHN R. OREN                       Director
          John R. Oren

      /s/ LAWRENCE K. KING                   Director
          Lawrence K. King

      /s/ I. T. CORLEY                       Director
          I. T. Corley

                                  EXHIBIT INDEX


EXHIBIT
NUMBER            DESCRIPTION

23.1              Consent of Arthur Andersen LLP

23.2              Consent of Arthur Andersen LLP

24.1              Power of Attorney (included on the signature page hereto)